SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                                 COMBICHEM, INC.
                               ------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                     ------
                         (Title of Class of Securities)

                                   20009P-10-3
                                    ---------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                               Page 1 of 16 Pages


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 20009P-10-3                                                13G                                Page 2 of 16 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL VI        94-3166265
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                      1999 AMENDMENT

                                        1,126,575                                                    0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                 1999 AMENDMENT

                                        1,126,575                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    1999 AMENDMENT

                                        1,126,575                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                 1999 AMENDMENT

                  8.4%                                                                               0
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 20009P-10-3                                                13G                                Page 3 of 16 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (O)        94-3166264
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                      1999 AMENDMENT

                                        1,126,575                                                    0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                 1999 AMENDMENT

                                        1,126,575                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    1999 AMENDMENT

                                        1,126,575                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                 1999 AMENDMENT

                  8.4%                                                                               0
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 20009P-10-3                                                13G                                Page 4 of 16 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS VI        94-3166266
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                      1999 AMENDMENT

                                        61,901                                                       0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                 1999 AMENDMENT

                                        61,901                                                       0
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    1999 AMENDMENT

                                        61,901                                                       0
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  LESS THAN 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 20009P-10-3                                                13G                                Page 5 of 16 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA XXIV
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                      1999 AMENDMENT

                                        33,012                                                       0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                 1999 AMENDMENT

                                        33,012                                                       0
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    1999 AMENDMENT

                                        33,012                                                       0
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  LESS THAN 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                                        5


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 20009P-10-3                                                13G                                Page 6 of 16 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA 1995
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                      1999 AMENDMENT

                                        15,780                                                       0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                 1999 AMENDMENT

                                        15,780                                                       0
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    1999 AMENDMENT

                                        15,780                                                       0
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  LESS THAN 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 20009P-10-3                                                13G                                Page 7 of 16 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              PIERRE LAMOND
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                      1999 AMENDMENT

                                        1,237,268                                                    0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                 1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                 1999 AMENDMENT

                  9.2%                                                                               0
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 20009P-10-3                                                13G                                Page 8 of 16 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              DOUGLAS LEONE
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                      1999 AMENDMENT

                                        1,237,268                                                    0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                 1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  9.2%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 20009P-10-3                                                13G                                Page 9 of 16 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              J. THOMAS MCMURRAY
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                      1999 AMENDMENT

                                        1,237,268                                                    0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                 1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                 1999 AMENDMENT

                  9.2%                                                                               0
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 20009P-10-3                                                13G                                Page 10 of 16 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MICHAEL MORITZ
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                      1999 AMENDMENT

                                        1,237,268                                                    0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                 1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                 1999 AMENDMENT

                  9.2%                                                                               0
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 20009P-10-3                                                13G                                Page 11 of 16 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              THOMAS STEPHENSON
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                      1999 AMENDMENT

                                        1,237,268                                                    0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                 1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                 1999 AMENDMENT

                  9.2%                                                                               0
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 20009P-10-3                                                13G                                Page 12 of 16 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MARK STEVENS
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                      1999 AMENDMENT

                                        1,237,268                                                    0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                 1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                 1999 AMENDMENT

                   9.2%                                                                              0
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 20009P-10-3                                                13G                                Page 13 of 16 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              DONALD VALENTINE
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                      1999 AMENDMENT

                                        1,237,268                                                    0
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                 1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    1999 AMENDMENT

                                        1,237,268                                                    0
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                 1999 AMENDMENT

                   9.2%                                                                              0
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

Item 1.

       (a)        Name of Issuer:       COMBICHEM, INC.

       (b)        Address of Issuer's Principal Executive Offices:
                                        9050 Camino Santa Fe
                                        San Diego, CA 92121

Item 2.

       (a)        Name of Persons Filing:       Sequoia Capital VI ("SC VI")
                                                Sequoia Partners (O) ("SP(O)")
                                                Sequoia Technology Partners VI
                                                  (STP VI")
                                                Sequoia XXIV ("S XXIV")
                                                Sequoia 1995  ("S 1995")
                                                Pierre Lamond ("PL")
                                                Douglas Leone ("DL")
                                                J. Thomas McMurray ("JTM")
                                                Michael Moritz ("MM")
                                                Thomas Stephenson ("TS")
                                                Mark Stevens ("MS")
                                                Donald Valentine ("DV")

       (b)        Address of Principal Business Office or, if None, Residence:
                                                3000 Sand Hill Road, 4-280
                                                Menlo Park, CA 94025



      (c)        Citizenship:  SC VI, SP (O), STP VI, S XXIV, S 1995: California
                               PL, DL, JTM, MM, TS, MS, DV: USA



       (d)        Title of Class of Securities:         COMMON STOCK


       (e)        CUSIP Number:                         20009P-10-3


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

                                NOT APPLICABLE

Item 4.  Ownership

                                SEE ROWS 5 THROUGH 11 OF COVER PAGES

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

      Instruction. Dissolution of a group requires a response to this item.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                                NOT APPLICABLE

                              Page 14 of 16 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                                NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group

                                NOT APPLICABLE

Item 9.  Notice of Dissolution of Group


                                NOT APPLICABLE
Item 10. Certification

       [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]



                              Page 15 of 16 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:           , 1999

SEQUOIA CAPITAL VI
By its General Partner
SEQUOIA PARTNERS (O)

--------------------------------
Douglas Leone, General Partner

SEQUOIA PARTNERS (O)
SEQUOIA TECHNOLOGY PARTNERS VI
SEQUOIA XXIV
SEQUOIA 1995


--------------------------------
Pierre Lamond


--------------------------------
Douglas Leone


--------------------------------
J. Thomas McMurray


--------------------------------
Michael Moritz


--------------------------------
Thomas Stephenson


--------------------------------
Mark Stevens


--------------------------------
Donald Valentine

                              Page 16 of 16 Pages